September 13, 1999



Merrill Lynch, Pierce, Fenner & Smith
           Incorporated
 as Representative of the
  Several Underwriters
250 Vesey Street
World Financial Center
North Tower, 10th Floor
New York, New York 10281


         Re: Case Equipment Receivables Trust 1999-B
             ---------------------------------------

Ladies and Gentlemen:

         We have acted as special Federal tax counsel for Case Equipment Receivables Trust 1999-B, a Delaware business trust (the "Trust"), in connection with the issuance and sale of Class A-1 Asset Backed Notes (the "Class A-1 Notes"), Class A-2 Asset Backed Notes (the "Class A-2 Notes"), Class A-3 Asset Backed Notes (the "Class A-3 Notes"), Class A-4 Asset Backed Notes (the "Class A-4 Notes") and Class B Asset Backed Notes (the "Class B Notes"; together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes, the "Notes"), to be issued pursuant to the Indenture, dated as of August 1, 1999 (the "Indenture"), between the Trust and Harris Trust and Savings Bank, as Indenture Trustee. Capitalized terms not otherwise defined herein are used as defined in the Sale and Servicing Agreement, dated as of August 1, 1999 (the "Sale and Servicing Agreement"), among the Trust, as Issuer, Case Receivables II Inc. ("CRC"), as Seller, and Case Credit Corporation ("Case Credit"), as the Servicer.

         In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Prospectus,



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September 13, 1999
Page 2


dated September 1, 1999 (the "Prospectus"), and the Prospectus Supplement (to the Prospectus), dated September 1, 1999 (the "Prospectus Supplement"), relating to the Notes, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (b) the Indenture, (c) the Sale and Servicing Agreement, (d) the Purchase Agreement, dated as of August 1, 1999 between Case Credit and CRC, (e) the Trust Agreement dated as of August 1, 1999, (the "Trust Agreement"), between CRC, as Depositor, and The Bank of New York, as trustee (the "Trustee") and (f) specimens of the Notes.

         The opinion set forth in this letter is based on reasoning from legal principles based on the relevant provisions of the Internal Revenue Code of 1986, as amended, the legislative history thereof, currently applicable Treasury regulations, judicial decisions, administrative rulings and such other authorities as we have considered relevant. There can be no assurance that the opinions expressed below could not be successfully challenged by the Internal Revenue Service, or significantly altered by legislative changes, changes in administrative positions or judicial decisions, any of which may be applied retroactively with respect to the completed transactions. Any such change could render the affected provisions of this opinion inoperative. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

         Based upon the foregoing, we hereby confirm that: (i) the statements set forth in the Prospectus under the heading "U.S. Federal Income Tax Consequences" and in the Prospectus Supplement under the heading "Summary of Terms--Tax Status" (to the extent relating to Federal income tax consequences) accurately reflect our opinion; (ii) the statements set forth in the Prospectus under the heading "Illinois State Tax Consequences" and in the Prospectus Supplement under the heading "Summary of Terms--Tax Status" (to the extent relating to Illinois state income tax consequences) accurately reflect our opinion; and (iii) the statements set forth in the Prospectus under the heading "ERISA Considerations" and in the Prospectus Supplement under the headings "ERISA Considerations" and "Summary of Terms--ERISA Considerations" accurately reflect our opinion.

                                                 Very truly yours,

                                                 /s/ Mayer, Brown & Platt